Filed pursuant to Rule 433
Registration Statement Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Bristol-Myers Squibb Company and the Common Stock of Pfizer Inc. Due April 29, 2027
Term Sheet to Preliminary Pricing Supplement dated April 19, 2024

Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlying Stocks:	The common stock of Bristol-Myers Squibb Company and the common stock of Pfizer Inc.
Pricing Date*:	April 26, 2024.
Issue Date*:	May 1, 2024
Maturity Date*:	April 29, 2027
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:
If the stock closing price of the Lowest Performing Underlying Stock on any Call Date is greater than or equal to its Starting Price, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date.

Call Dates* and Call Premiums:
Call Date
Call Premium†
May 1, 2025
At least 27.250% of the principal amount
November 3, 2025
At least 40.875% of the principal amount
May 1, 2026
At least 54.500% of the principal amount
November 2, 2026
At least 68.125% of the principal amount
April 26, 2027 (the “Final Calculation Day”)
At least 81.750% of the principal amount
† to be determined on the Pricing Date.

Call Settlement Date:	Three business days after the applicable Call Date.
Maturity Payment Amount (per Security):
If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security, determined as follows:
If the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Starting Price but greater than or equal to its Threshold Price: $1,000, or
If the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Threshold Price:
$1,000 minus $1,000 × (Performance Factor of the Lowest Performing Underlying Stock on the Final Calculation Day + Buffer Amount).***

Lowest Performing Underlying Stock:	For any Call Date, the “Lowest Performing Underlying Stock” will be the Underlying Stock with the lowest Performance Factor on that Call Date.
Performance Factor:	With respect to an Underlying Stock on any Call Date, its stock closing price on such Call Date divided by its Starting Price (expressed as a percentage).
Starting Price:	For each Underlying Stock, its stock closing price on the pricing date.
Ending Price:	For each Underlying Stock, its stock closing price on the Final Calculation Day.
Threshold Price:	For each Underlying Stock, 90% of its Starting Price.
Buffer Amount:	10%.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%.
CUSIP:	09711BT63
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to .35% for marketing and other services.
Hypothetical Payout Profile****

Hypothetical Payment at Maturity
Index
First Call Date
Second Call Date
Third Call Date
Fourth Call Date
Fifth Call Date
Fifth Call Date (Call Premium: 81.75%)
Fourth Call Date (Call Premium: 68.125%)
Third Call Date (Call Premium: 54.50%)
Second Call Date (Call Premium: 40.875%)
First Call Date (Call Premium: 27.25%)
Security Return
10% Buffer
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Lowest Performing Index from Pricing Date to Applicable Call Date

**** prepared for purposes of illustration only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.
If the Securities are not automatically called, and the Ending Price of the Lowest Performing Underlying is less than its Threshold Price, you will lose up to 90% of the principal amount of your Securities on the Maturity Date.
Any positive return on the Securities will be limited to any applicable Call Premium, even if the stock closing price of the Lowest Performing Underlying Stock on the applicable Call Date significantly exceeds its Starting Price. You will not participate in any appreciation of any Underlying Stocks beyond any applicable Call Premium.
The initial estimated value of the Securities as of the pricing date is expected to be between $914.25 and $964.25 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-17 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement:  https://www.sec.gov/Archives/edgar/data/70858/000148105724005453/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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Any positive investment return on the Securities is limited.
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The Securities do not bear interest.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlying Stocks, you may not receive any return on the Securities and may lose a significant portion of your principal amount even if the stock closing price of one Underlying Stock is always greater than or equal to its Threshold Price or Starting Price, as applicable.
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The Call Premium or Maturity Payment Amount, as applicable, will not reflect the prices of the Underlying Stocks other than on the Call Dates.
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The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Changes that affect the Underlying Stocks may adversely affect the value of the Securities and any payments on the Securities.
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The Securities may become linked to the common stock of a company other than an original Underlying Stock Issuer.
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We cannot control actions by an Underlying Stock Issuer.
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We and our affiliates have no affiliation with any Underlying Stock Issuer and have not independently verified any public disclosure of information.
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You have limited anti-dilution protection.
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The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated April 19, 2024, Product Supplement No. WF-1 dated March 8, 2023 and Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.